EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Release Agreement”) is entered into by James McGorry (the “Executive”) and Biostage, Inc. (the “Company”) as of the date that the last party executing this Release Agreement executes the same as noted on the signature page hereto. Reference is made to the Employment Agreement between the Executive and the Company made as of June 23, 2015 (as amended or modified from time to time, the “Employment Agreement”).

The parties agree as follows:

1.             Separation and Consideration. Executive agrees that effective as of the Effective Date (as defined below), his employment with the Company shall terminate and he shall be deemed to have resigned from his role as Chief Executive Officer and director of the Company, and any other role Executive holds with the Company or any of its subsidiaries. For purposes of clarity, Executive will continue to receive his full compensation and benefits until both he and the Company have executed this Release Agreement. In consideration for the Executive’s agreement to this Release Agreement, and, in light of the fact that the original schedule for paying termination benefits set forth in the Employment Agreement shall jeopardize the ability of the Company to continue as a going concern, the Company is providing certain termination benefits as set forth in the Employment Agreement, in accordance with a termination of the Executive’s employment without Cause as described in Paragraph 7(d) of the Employment Agreement (as revised hereby), and the terms of this Release Agreement which in part revise such benefits in conformity with the terms and conditions of Treasury Regulation Section 1. 409A-1(b)(4)(ii); except that, notwithstanding anything to the contrary contained in the Employment Agreement and in consideration of signing this Release Agreement:

(a)        The Severance Amount, as defined in the Employment Agreement, shall be $187,500.00 (being equal to six months of the Executive’s current Base Salary), and will be paid in equal bi-weekly installments over the course of twelve (12) months from the Effective Date, in accordance with the regular payroll schedule of the Company, commencing in the first regularly scheduled payroll date following the Effective Date;

(b)        The Company will grant the Executive, on the Effective Date, a fully vested non-qualified stock option to purchase a total of 80,000 shares of common stock of the Company, with a strike price at $3.00, and a term of eighteen (18) months from the date of grant, which such grant shall be subject to the Company’s 2013 Equity Incentive Plan;

(c)        In addition, promptly following the Effective Date, the Company shall reimburse Executive for all reasonable expenses incurred by Executive on behalf of the Company through the Effective Date, in accordance with the policies and procedures then in effect immediately prior to the Effective Date;

(d)       The Parties waive all provisions concerning advance notice periods regarding Executive’s employment termination set forth in the Employment Agreement;

(e)       At or following the Effective Date, Executive will execute any formal documents reasonably requested by the Company to evidence his resignation as an officer (and director of any subsidiaries of the Company);

(f)        Nothing in this Release Agreement limits the Executive’s equity rights and such rights will be governed by the terms of the applicable equity documents, provided that notwithstanding anything to the contrary contained in the Employment Agreement or the grant agreements evidencing the options and deferred stock awards of restricted stock units evidencing the Executive’s equity grants under the Company’s 2013 Equity Incentive Plan, as of the Effective Date the following will occur:

(i) The vesting of Executive’s unvested restricted stock units (representing 3,300 shares) will be accelerated and deemed fully vested.

(ii) The options described in the table below shall be respectively deemed vested (and except for the option grant described in Section 1(b) above, to the extent not set forth in the table below shall be deemed expired and forfeited), and exercisable through and including the earlier of (I) the expiration date of such option in accordance with its terms, and (II) the date that is the end of eighteen (18) months from the Effective Date:

Scheduled Expiration Date	Option Shares	Exercise Price

November 18, 2023	1,250	$85.80

May 29, 2025	1,250	$36.80

July 6, 2025	33,570	$27.60

March 22, 2026	7,500	$33.80

March 14, 2027	13,400	$7.68

May 29, 2028	180,000	$2.72

2.             Release. Subject to Sections 1 and 3 hereof, the Executive voluntarily releases and forever discharges the Company and each of its subsidiaries, affiliates, predecessors, successors, assigns, and current and former directors, officers, employees, representatives, attorneys and agents (any and all of whom or which are hereinafter referred to as “Company Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Company Party or Parties. Subject to Sections 1 and 3 hereof, this general release of Claims includes, without implication of limitation, the release of all Claims:

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•       relating to the Executive’s employment by and termination from employment with the Company;

•       of wrongful discharge;

•       of breach of contract;

•       of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under Mass. Gen. Laws ch. 151B);

•       under the Massachusetts Weekly Payment of Wages Act, the Massachusetts Fair Employment Practice Act, and the Fair Labor Standards Act;

•       under any other federal or state statute, to the fullest extent that Claims may be released;

•       of defamation or other torts;

•       of violation of public policy;

•       for salary, bonuses, vacation pay or any other compensation or benefits; and

•       for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

3.	Limitations/Exclusions on Release.

a.                  Employment Agreement. Nothing in this Release Agreement limits the Executive’s or the Company’s rights under this Agreement, or the Employment Agreement, to the extent such rights continue to be applicable after termination of the Executive’s employment without Cause.

b.                  Benefit and Enforcement Rights. Nothing in this Release Agreement releases or waives the Executive’s right to COBRA, or unemployment insurance benefits or any accrued and vested retirement benefits/equity, the right to seek enforcement of this Release Agreement or any rights referenced in this Section of this Release Agreement.

c.                  Indemnification. It is further understood and agreed that the Executive’s rights to indemnification as provided in the Company’s certificate of incorporation, bylaws, each as amended, or any indemnification agreement between the Company and the Executive (it being acknowledged and agreed by the Executive that, as of the date this Agreement was executed, there are no amounts owing to the Executive pursuant to any such indemnification rights), remain fully binding and in full effect subsequent to the execution of this Release Agreement.

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d.                 Exceptions. In addition to the above, this Release Agreement does not prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts; provided that such interaction with EEOC or any other governmental authority shall not result in the Executive’s receipt of any monetary benefit or substantial equivalent thereof. This Release Agreement also does not preclude the Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency; provided that such relief does not result in the Executive’s receipt of any monetary benefit or substantial equivalent thereof.

4.             No Assignment. The Executive represents that he or it has not assigned to any other person or entity any Claims against any Company Party.

5.             No Disparagement. The Executive shall not make any disparaging statements about the Company, members of the Board of Directors, any officer of the Company, any other employee of the Company or any registered shareholder of the Company as of the Effective Date that is known to the Executive to be such a shareholder. Notwithstanding the foregoing, nothing in this paragraph shall be construed to apply to any truthful statements made in the course of testimony in a legal proceeding or government investigation or proceeding, or in any required written statements in any such investigation or proceeding.

6.             Litigation and Regulatory Cooperation. The Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis of $250.00 and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 6, including, but not limited to, reasonable attorneys’ fees and costs. This paragraph supersedes paragraph 17 of the Employment Agreement.

7.             Reaffirmation of Post-Employment Restrictive Covenants. The Executive reaffirms the restrictive covenants under the Employment Agreement which continue by their terms.

8.             Right to Consider and Revoke Release Agreement. This Release Agreement shall be considered to have been offered to the Executive on the date that it has been executed by the Company and delivered to the Executive for countersignature (the “Delivery Date”). The Executive acknowledges that he has been given the opportunity to consider this Release Agreement for a period ending twenty-one (21) days after the Delivery Date. In the event that the Executive has executed this Release Agreement within less than twenty-one (21) days of the Delivery Date, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release Agreement until the end of the twenty-one (21) day period. To accept this Release Agreement, the Executive shall deliver a signed Release Agreement to the Company’s Board of Directors within such twenty-one (21) day period. The Executive acknowledges that for a period of seven (7) days from the date when the Executive executes this Release Agreement (the “Revocation Period”), he shall retain the right to revoke this Release Agreement by written notice that is received by the Board of Directors of the Company before the end of the Revocation Period. This Release Agreement shall take effect only if it is executed by the Executive within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

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9.             Accrued Wages. The Executive acknowledges that he will be paid in accordance herewith and that no other wages are due to the Executive. The Executive acknowledges that Executive is unaware of any facts or circumstances indicating that Executive may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Massachusetts Weekly Payment of Wages Act (M.G.L. c. 149, s. 148) or the Fair Labor Standards Act or any other federal, state or local laws, rules, ordinances or regulations that are related to payment of wages.

10.           Other Terms.

a.                  Legal Representation; Review of Release Agreement. The Executive acknowledges that he has been advised to discuss all aspects of this Release Agreement with his own attorney. The Executive represents that he has carefully read and fully understands all of the provisions of this Release Agreement and that he is voluntarily entering into this Release Agreement.

b.                  Binding Nature of Release Agreement. This Release Agreement shall be binding upon the Executive and upon his heirs, administrators, representatives, executors, successors and assigns, and the Company and its successors and assigns. This Release Agreement shall inure to the benefit of the Executive and the Company and to their heirs, administrators, representatives, executors, successors, and assigns.

c.                  Modification of Release Agreement; Waiver. This Release Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by the Executive and the Company. No modification waiver of any provision of this Release Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged. The failure of one party to require the performance of any term or obligation of this Release Agreement, or the waiver by one party of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

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d.                  Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Release Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

e.                  Enforcement. Sections 5, 6, and 7 of this Release Agreement shall be subject to enforcement pursuant to the same procedures that apply to a breach of Paragraphs 4 or 5 of the Employment Agreement (as further detailed in Paragraph 15 of the Employment Agreement). Any other disputes concerning this Release Agreement shall be subject to resolution pursuant to Paragraph 15 of the Employment Agreement.

f.                   Governing Law and Interpretation. This Release Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Executive or the Company.

g.                  Entire Agreement; Absence of Reliance. This Release Agreement, together with the Employment Agreement as modified herein, and all relevant equity agreements, constitutes the entire agreement of the Executive concerning any subject matter of this Release Agreement and supersedes all prior agreements between the Executive and the Company with respect to any related subject matter. The Executive acknowledges that he is not relying on any promises or representations by the Company or its agents, representatives or attorneys regarding any subject matter addressed in this Release Agreement, other than the provisions of this Release Agreement and the Employment Agreement pursuant to which Executive is to receive certain consideration in return for signing this Release Agreement and allowing it to become effective.

[Signatures on following page]

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So agreed by the Executive.

/s/ James McGorry	1/31/2020
James McGorry	Date

So agreed by the Company.

Biostage, Inc.

/s/ Jason Chen	1/31/2020
By: Jason Chen	Date
Title: Chairman